UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2025

HubSpot, Inc.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	001-36680	20-2632791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 First Street
Cambridge, Massachusetts		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 482-7768

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	HUBS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2025, the Board of Directors (the “Board”) of HubSpot, Inc. (the “Company”) approved the adoption of an Executive Severance Plan (the “Executive Severance Plan”) under which the Company’s Chief Executive Officer (“CEO”) and other currently serving named executive officers other than Messers. Halligan and Shah are eligible to receive severance payments and benefits in the event of a qualifying termination of their employment with the Company.

Executive Termination and Severance Outside of a Change in Control Period:

Under the terms of the Executive Severance Plan, in the event that an eligible participant’s employment is terminated by the Company or an affiliate without Cause (as defined in the Executive Severance Plan) and due to a reason other than such participant’s death or disability or, solely in the case of the CEO, if the CEO resigns for Good Reason (as defined in the Executive Severance Plan), and such termination or resignation occurs outside of the period beginning three months prior to a Change in Control (as defined in the Executive Severance Plan) and ending on the one-year anniversary of a Change in Control (the “Change in Control Period”), the eligible participant will be entitled to receive (i) an amount equal to the sum of (A) the eligible participant’s annual base salary at the rate in effect as of the date of termination and (B) a pro-rated portion of the participant’s target annual cash incentive compensation or target sales incentive plan commission (“Target Bonus”) in effect immediately prior to the date of termination, which amount will be paid out in substantially equal installments over 12 months following termination, (ii) subject to the eligible participant’s proper election to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 12 months following termination, and (iii) solely in the case of the CEO, accelerated vesting of any outstanding equity incentive awards held by the CEO as of the date of termination that would have otherwise vested during the 12-month period following the date of termination (with any equity awards subject to performance-based vesting being deemed earned at the target level of performance).

Executive Termination and Severance During a Change in Control Period:

If an eligible participant’s employment is terminated by the Company or an affiliate without Cause and for a reason other than the participant’s death or disability or if an eligible participant resigns for Good Reason and such termination or resignation occurs during the Change in Control Period, the eligible participant will be entitled to receive (i) a lump sum payment equal to the sum of (A) the eligible participant’s base salary (or, in the case of the CEO, 1.5 times the CEO’s base salary) at the rate in effect as of the date of termination (or at the rate in effect immediately prior to the Change in Control, if higher) and (B) the eligible participant’s Target Bonus in effect as of the date of termination (or in effect immediately prior to the Change in Control, if higher), (ii) subject to the eligible participant’s proper election to receive COBRA benefits, payment of the COBRA premiums by the Company for up to 12 months (or, in the case of the CEO, 18 months) following termination, and (iii) accelerated vesting of any outstanding equity incentive awards held by the eligible participant as of the date of termination (with any equity incentive awards subject to performance-based vesting being deemed earned at the actual level of performance or, if the actual level of performance is not determinable, at the target level of performance).

Receipt of the severance payments and benefits described above under the Executive Severance Plan is subject to the eligible participant’s execution and the effectiveness of a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, and non-disparagement provisions, a reaffirmation of the eligible participant’s Continuing Obligations (as defined in the Executive Severance Plan), and, in the Company’s sole discretion, a one-year post-employment noncompetition agreement (where applicable law allows), and provides that if the eligible participant breaches any of the Continuing Obligations, all severance payments and benefits shall immediately cease.

The term of the Executive Severance Plan will terminate on April 10, 2028 unless it is extended in the sole discretion of the Administrator of the Executive Severance Plan.

The foregoing description of the Executive Severance Plan does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit no.	Description
10.1+	Executive Severance Plan, effective April 10, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 11, 2025	By:	/s/ Erika Fisher
Erika Fisher Chief Legal Officer